APPOINTMENT OF PROXY


          The undersigned hereby appoints G.J. Records, Jr. of Oklahoma City, Oklahoma ("Records"), with full power of substitution, to vote any and all shares of capital stock of The Turner Corporation, a Delaware corporation (the "Corporation"), now or hereafter held by the undersigned with respect to any matter affecting the Corporation as determined by Records pursuant to the exercise of his sole discretion. Records is hereby authorized to give a proxy to vote the capital stock of the Corporation to any person or entity selected by Records with appropriate instructions to vote such shares of capital stock.

          The undersigned reserves the right to terminate this Appointment of Proxy at any time for any reason upon twenty-four
(24) hours written notice to Records. If not sooner terminated by the undersigned, this Appointment of Proxy shall terminate and end on the first to occur of the death or legal incapacity of Records or January 30, 2006.

          IN WITNESS WHEREOF, this Appointment of Proxy has been executed this 31st day of January, 1996.

                                THE RECORDS CO., A LIMITED
                                PARTNERSHIP

                                GEORGE J. RECORDS
                                George J. Records
                                Managing General Partner